Exhibit 99.1

Nurix Therapeutics Reports Third Quarter Fiscal 2020 Financial Results and Provides a Corporate Update

Completed recent IPO raising approximately $238.5 million in gross proceeds

On track for multiple IND filings

San Francisco, CA, October 14, 2020 -- Nurix Therapeutics Inc. (Nasdaq: NRIX), a biotechnology company developing targeted protein modulation drugs, today reported financial results for the third quarter ended August 31, 2020 and provided a corporate update.

Recent Business Highlights

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Strengthened Leadership Team with Key Appointments. Added Dr. Michael Lotze as chief cellular therapy officer and Dr. Robert Brown as vice president of clinical development to help advance protein modulating drug candidates and cell therapy programs into the clinic. Also enhanced the financial team with the addition of Dr. Jason Kantor as senior vice president, finance and investment strategy.

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Completed an Initial Public Offering (IPO) in July 2020 raising approximately $238.5 million in gross proceeds: On July 23, 2020, Nurix announced the pricing of its IPO of 11,000,000 shares of common stock, at a public offering price of $19.00 per share. In addition, the underwriters subsequently exercised their option to purchase 1,550,000 additional shares of common stock. The net proceeds to Nurix from the offering were approximately $218.1 million, after deducting underwriting discounts, commissions and offering expenses.

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Business Continuity: Nurix is executing upon its business objectives for 2020 and beyond and is on track to complete and file several investigational new drug applications (INDs), even accounting for the impact of the COVID-19 pandemic. Nurix continues to monitor the impact of the pandemic on its operations and the operations of its suppliers, vendors and business partners.

“Following our successful initial public offering and with our strategic collaborations, we believe we have the resources needed to steadily advance a broad and deep portfolio of protein modulation drug candidates,” said Dr. Arthur Sands, president and chief executive officer of Nurix. “The recent additions of Dr. Robert Brown and Dr. Michael Lotze position us well to enter the clinic next year with multiple investigational drug candidates in oncology.”

Upcoming Program Highlights

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NX-2127: The Company’s lead drug candidate from its protein degradation portfolio, NX-2127, is an orally available degrader of Bruton’s tyrosine kinase (BTK) with immunomodulatory drug (IMiD) activity for the treatment of relapsed or refractory B-cell malignancies. The Company expects to file an IND for NX-2127 with the U.S. Food and Drug Administration (FDA) in late fourth quarter of 2020 or the first quarter of 2021 (expected timing of IND submissions here and throughout the press release are based on calendar year quarters).

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NX-1607: The Company’s lead drug candidate from its E3 ligase inhibitor portfolio, NX-1607, is an orally available inhibitor of Casitas B-lineage lymphoma proto-oncogene-B (CBL-B) for immuno-oncology indications. The Company expects to file an IND for NX-1607 with the FDA in the third quarter of 2021.

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NX-5948: The Company’s second drug candidate from its protein degradation portfolio, NX-5948, is an orally available BTK degrader designed without IMiD activity for certain B-cell malignancies, autoimmune diseases and related diseases such as graft-versus-host disease. The Company anticipates filing an IND with the FDA in the second half of 2021.

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DeTIL-0255: The Company’s lead candidate in its cellular therapy portfolio, DeTIL-0255, is a drug-enhanced adoptive cellular therapy. The Company anticipates filing an IND with the FDA in the second half of 2021.

Fiscal Third Quarter 2020 Financial Highlights

Collaboration revenue for the three months ended August 31, 2020 was $4.1 million compared to $10.6 million for the three months ended August 31, 2019. The decrease in collaboration revenue was attributable to the termination of a collaboration agreement with Celgene Corporation in June 2019, which resulted in no revenue recognition in 2020, offset by revenue recognized related to the Company’s collaboration agreements with Gilead Sciences, Inc. and Sanofi S.A.

Research and development expenses for the three months ended August 31, 2020 were $18.9 million compared to $11.0 million for the three months ended August 31, 2019. The increase was primarily related to increases in preclinical development activities and drug discovery research as well as increases in headcount and higher stock-based compensation expense.

General and administrative expenses for the three months ended August 31, 2020 were $4.3 million compared to $2.2 million for the three months ended August 31, 2019. The increase was primarily related to higher headcount and increased legal and accounting expenses associated with becoming a public company.

Net loss attributed to common stockholders for the three months ended August 31, 2020 was $18.5 million, or ($0.59) per share, compared to a net loss of $2.4 million, or ($0.66) per share, for the three months ended August 31, 2019.

Cash, Cash Equivalents and Investments: As of August 31, 2020, the Company had cash, cash equivalents and investments of $395.1 million compared to $38.2 million as of November 30, 2019.

About Nurix Therapeutics, Inc.

Nurix Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapies designed to modulate cellular protein levels as a novel treatment approach for cancer and immune disorders. Leveraging Nurix’s extensive expertise in E3 ligases together with its proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned pipeline comprises targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene-B, an E3 ligase that regulates T cell activation. Nurix is headquartered in San Francisco, California. For more information, please visit http://www.nurix.com.

Forward Looking Statement

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including statements regarding our future financial or business performance, conditions, plans, prospects, trends or strategies and other financial and business matters; our current and prospective product candidates; the timing of our planned IND submissions for our product candidates; the planned timing and conduct of our clinical trial programs for our product candidates, preclinical activities, research and development costs, current and prospective collaborations; the potential advantages of our DELigase™ platform and product candidates; the extent to which our scientific approach and DELigase™ platform may potentially address a broad range of diseases; the estimated size of the market for our product candidates; and the timing and success of our development and commercialization of our anticipated product candidates are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to  the Company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations, and assumptions regarding the future of the Company’s business, future plans and strategies, its development plans, its preclinical results and other future conditions. Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, performance or events and circumstances could differ materially from those expressed or implied in our forward-looking statements due to a variety of factors, including risks and uncertainties related to our ability to advance our product candidates, obtain regulatory approval of and ultimately commercialize our product candidates, the timing and results of preclinical and clinical trials, our ability to fund development activities and achieve  development goals, the impact of the COVID-19 pandemic on our business, our ability to protect intellectual property and other risks and uncertainties described under the heading “Risk Factors” in our final prospectus pursuant to Rule 424(b)(4) filed with the Securities and Exchange Commission (SEC) on July 24, 2020 and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein.

Contacts:

Investors:

Jason Kantor

Nurix Therapeutics, Inc.

jkantor@nurixtx.com

Media:

Cherilyn Cecchini, M.D.

LifeSci Communications

ccecchini@lifescicomms.com

Nurix Therapeutics, Inc.

Condensed consolidated statements of operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended August 31,
	2020	2019
Collaboration revenue	$4,085	$10,580
Operating expenses:
Research and development	18,939	11,008
General and administrative	4,338	2,184
Total operating expenses	23,277	13,192
Loss from operations	(19,192)	(2,612)
Interest and other income, net	675	195
Loss before provision (benefit) for income taxes	(18,517)	(2,417)
Provision (benefit) for income taxes	—	10
Net loss	$(18,517)	$(2,427)
Net loss per share attributable to common stockholders, basic and diluted	$(0.59)	$(0.66)
Weighted-average number of shares outstanding, basic and diluted	31,383,936	3,667,335

Nurix Therapeutics, Inc.

Condensed consolidated balance sheets

(in thousands)

(unaudited)

	August 31,	November 30,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$265,527	$34,816
Short-term investments	88,716	2,904
Income tax receivable	3,856	—
Prepaid expenses and other current assets	5,990	1,634
Total current assets	364,089	39,354
Long-term investments	40,898	506
Property and equipment, net	6,532	3,871
Restricted cash	170	170
Other assets	185	147
Total assets	$411,874	$44,048
Liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$3,611	$1,598
Accrued and other current liabilities	7,102	4,927
Deferred revenue, current	30,299	9,612
Total current liabilities	41,012	16,137
Deferred revenue, net of current portion	62,374	35,693
Other long-term liabilities	868	1,737
Total liabilities	104,254	53,567
Redeemable convertible preferred stock	—	48,195
Common stock	39	4
Additional paid-in-capital	391,227	2,740
Accumulated other comprehensive income (loss)	138	(2)
Accumulated deficit	(83,784)	(60,456)
Total stockholders’ equity (deficit)	307,620	(57,714)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$411,874	$44,048